2019 Annual Report and Accounts and Notice of AGM March 16, 2020, LONDON – Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, is pleased to confirm that a hard copy of the Annual Report and Accounts for the year ended December 31, 2019 ("2019 Annual Report and Accounts"), the Notice of Annual General Meeting and a Form of Proxy have been mailed to Shareholders of record as of March 13, 2020. Verona Pharma confirms that a copy of the 2019 Annual Report and Accounts and Notice of Annual General Meeting are available within the Investors section of its website, www.veronapharma.com. The Annual General Meeting of Verona Pharma will be held at the offices of Shakespeare Martineau at 60 Gracechurch Street, London EC3V 0HR, United Kingdom at 10.30 a.m. on April 16, 2020. -Ends- About Verona Pharma Verona Pharma is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of respiratory diseases with significant unmet medical needs. If successfully developed and approved, Verona Pharma’s product candidate, ensifentrine, has the potential to be the first therapy for the treatment of respiratory diseases that combines bronchodilator and anti-inflammatory activities in one compound. Verona Pharma is currently in Phase 2 development with three formulations of ensifentrine for the treatment of COPD: nebulized, dry powder inhaler, and pressurized metered-dose inhaler. Ensifentrine also has potential applications in cystic fibrosis, asthma and other respiratory diseases. For more information, please visit www.veronapharma.com. For further information, please contact: Verona Pharma plc Tel: +44 (0)20 3283 4200 Victoria Stewart, Director of Communications info@veronapharma.com N+1 Singer Tel: +44 (0)20 3283 4200 (Nominated Adviser and UK Broker) Aubrey Powell / George Tzimas / Iqra Amin (Corporate Finance) Tom Salvesen (Corporate Broking) Optimum Strategic Communications Tel: +44 (0)20 950 9144 (European Media and Investor Enquiries) verona@optimumcomms.com Mary Clark / Eva Haas / Hollie Vile Argot Partners Tel: +1 212-600-1902 (US Investor Enquiries) verona@argotpartners.com Stephanie Marks / Kimberly Minarovich / Michael Barron